Exhibit 3.3

CERTIFICATE OF DESIGNATIONS

OF

SPECIAL VOTING STOCK

OF

MARATHON OIL CORPORATION

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), and pursuant to Article Fourth of its Restated Certificate of Incorporation (the “Restated Charter”), the undersigned, Marathon Oil Corporation, a company organized and existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That, pursuant to the authority vested in the Board of Directors of the Company and any duly authorized committee thereof (collectively, the “Board of Directors”) in accordance with the applicable provisions of the Restated Charter, the Board of Directors has adopted the following resolution creating a series of Preferred Stock, without par value, designated as “Special Voting Stock”:

RESOLVED, that, pursuant to the authority expressly conferred upon, granted to and vested in the Board of Directors by the Restated Charter, the Board of Directors hereby authorizes the creation of a series of Preferred Stock, without par value, of the Company, such series to be designated Special Voting Stock (the “Special Voting Stock”), and hereby fixes the designation and number of shares thereof and the other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Restated Charter that are applicable to Preferred Stock of all series) as follows:

Special Voting Stock Designated. There shall be a series of Preferred Stock that shall be designated as “Special Voting Stock,” and the number of shares constituting such series shall be 6,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Special Voting Stock to less than the number of shares then issued and outstanding. The holder of shares of Special Voting Stock shall have and possess the right to notice of stockholders’ meetings and shall be entitled to one vote for each share of Special Voting Stock held by them on all matters submitted to the holders of Common Stock, par value $1.00 per share, of the Company (“Common Stock”) or to stockholders of the Company generally, unless otherwise required by applicable law; provided, however, that (i) the aggregate number of votes entitled to be cast by the holder of shares of Special Voting Stock shall in no event exceed the number of Beneficiary Votes (as defined in the Voting and Exchange Trust Agreement, dated as of October 18, 2007 (the “Voting and Exchange Trust Agreement”), among the Company, 1339971 Alberta Ltd., Marathon Canadian Oil Sands Holding Limited and Valiant Trust Company, as trustee) entitled to be cast and exercised with respect to the issued and outstanding Series 1 Exchangeable Shares of 1339971 Alberta Ltd. (“Exchangeable Shares”), and (ii) if the number of shares of Special Voting Stock outstanding at any time exceeds the number of

Beneficiary Votes entitled to be cast and exercised with respect to the issued and outstanding Exchangeable Shares at such time, then such shares of Special Voting Stock, to the extent of such excess, shall be deemed to be not entitled to vote at any stockholders’ meeting or on any matter submitted to stockholders thereat. Except as otherwise provided in the Restated Charter or by applicable law, the Common Stock and the Special Voting Stock shall vote together as a single class in the election of directors of the Company and on all other matters submitted to a vote of the holders of Common Stock or to stockholders of the Company generally. The Special Voting Stock shall have no other voting rights except as required by law. Other than dividends payable solely in shares of Special Voting Stock, no dividend or other distribution, whether payable in cash, property or shares of capital stock, shall be paid or payable to the holder of shares of the Special Voting Stock. In the event of any liquidation, dissolution or winding up of the Company, the holder of shares of the Special Voting Stock shall not be entitled to receive any assets of the Company available for distribution to its stockholders. The Special Voting Stock is not convertible into any other class or series of the capital stock of the Company or into cash, property or other rights, and may not be redeemed. Shares of Special Voting Stock shall not be sold or otherwise transferred by the holder thereof except pursuant to and in accordance with the terms, conditions and provisions of the Voting and Exchange Trust Agreement. Any sale or transfer, or purported sale or transfer, of shares of Special Voting Stock shall be null and void, and the Company shall have no obligation to effect any transfer, unless the terms, conditions and provisions of the Voting and Exchange Trust Agreement are strictly observed and followed or are waived by the Company. Shares of Special Voting Stock acquired by the Company may be retired by the Company in accordance with applicable law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as true this 18th day of October, 2007.

MARATHON OIL CORPORATION

By:	/s/ Janet F. Clark
Name: Janet F. Clark
Title: Executive Vice President and Chief Financial Officer